                   Consent of Independent Accountants


 We consent to the incorporation by reference in the registration statement of the UNUM Employees Retirement Savings Plan and Trust on Form S-8 (File
 No. 33-31270) of our report, dated June 28, 1994, on our audit of the statement of net assets available for plan benefits as of December 31, 1993, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 1993 of the UNUM Employees Retirement Savings Plan and Trust, which report is included in this Annual Report on Form 11-K.

 /s/ Coopers & Lybrand
 Portland, Maine
 June 28, 1994